Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-187760) and Form S-8 (Nos. 333-147490, 333-148544, and 333-185617) of Synthesis Energy Systems, Inc. and subsidiaries (a development stage enterprise) of our report dated September 24, 2013 relating to the financial statements, which appears in this Form 10-K.

/s/ UHY LLP

Houston, Texas
September 24, 2013